Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2005, relating to the financial statements and financial statement schedules of General Maritime Corporation and subsidiaries, and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of General Maritime Corporation and subsidiaries for the year ended December 31, 2004.


/s/ DELOITTE & TOUCHE LLP

New York, New York
October 7, 2005